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                                                                    EXHIBIT 17.2

                           [CLARK K. HUNT LETTERHEAD]

                                January 31, 2001

VIA FACSIMILE: 305-592-2582


Mr. Joe Bared
United Petroleum
5800 NW 74th Avenue
Miami, FL 33166

Dear Joe,

         Please accept this letter as my resignation from the United Petroleum Corporation ("UPET") board effective immediately. I have greatly enjoyed working with you and the other UPET board members over the past 15 months.

         Unfortunately, my growing involvement with my family's business makes it impractical for me to continue serving on the UPET board. I wish you and the entire management team success in the coming years.




                                       Best regards,

                                       /s/ CLARK K. HUNT

                                       Clark K. Hunt

CKH:kjl